                                                                      EXHIBIT 11


                          MBIA INC. AND SUBSIDIARIES

             for the Years Ended December 31, 1996, 1995 and 1994

           Computation of Earnings Per Share Assuming Full Dilution

                    (In thousands except per share amounts)

                                        1996                1995                1994
                                   -------------       -------------       -------------
Net Income                              $322,163            $271,419            $260,209
                                   =============       =============       =============
Fully diluted shares:

  Average number of common
    shares outstanding                    42,928              41,763              41,686

  Assumed exercise of
    dilutive stock options                   523                 559                 402
                                   -------------       -------------       -------------
                                          43,451              42,322              42,088
                                   =============       =============       =============
Earnings per share assuming
  full dilution                       $     7.41          $     6.41          $     6.18
                                   =============       =============       =============